As filed with the Securities and Exchange Commission on November 7, 2007
Registration No. 333-144363

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gulfstream International Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	4512 (Primary Standard Industrial Classification Code Number)	20-3973956 (I.R.S. Employer Identification No.)

3201 Griffin Road, 4th Floor
Fort Lauderdale, Florida 33312
(954) 985-1500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

David F. Hackett
Chief Executive Officer
Gulfstream International Group, Inc.
3201 Griffin Road, 4th Floor
Fort Lauderdale, Florida 33312
(954) 985-1500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:

Donald E. Figliulo, Esq. C. Brendan Johnson, Esq. Bryan Cave LLP 161 North Clark, Suite 4300 Chicago, Illinois 60601-3206 (312) 602-5000 (312) 602-5050 (fax)	Charles C. Kim, Esq. Baker & McKenzie LLP One Prudential Plaza 130 East Randolph Drive Chicago, Illinois 60601 (312) 861-8000 (312) 861-2899 (fax)

Approximate date of commencement of proposed sale to public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this amendment to this registration statement is to file exhibits 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.12, 10.16, 10.17, 10.18 and 10.31 attached as exhibits hereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereby, other than underwriting commissions and discounts. All amounts are estimates except the SEC Registration Fee and the NASD filing fee.

SEC Registration fee	$458.97
NASD filing fee	1,995
American Stock Exchange Listing fee	40,000
Blue Sky fees and expenses*
Printing and engraving expenses	125,000
Qualified Independent Underwriter fee	150,000
Legal fees and expenses	400,000
Accounting fees and expenses	750,000
Transfer agent and registrar fees*
Miscellaneous expenses	25,000
Total*

*	To be supplied by amendment.

We intend to pay all expenses of registration, issuance and distribution.

Item 14.	Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, our directors shall not be liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our certificate of incorporation provides that we may, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Company, or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company.

Our amended and restated bylaws provide that the Company shall indemnify our directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other law. We are not required to indemnify any director or officer in connection with a proceeding brought by such director or officer unless (i) such indemnification is expressly required by law; (ii) the proceeding was authorized by our board of directors; or (iii) such indemnification is provided by the Company, in our sole discretion, pursuant to the powers vested in the Company under the Delaware General Corporation Law or any other applicable law. In addition, our bylaws provide that the Company may indemnify our employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

We have also entered into separate indemnification agreements with our directors that require us, among other things, to indemnify each of them against certain liabilities that may arise by reason of their status or service with the Company or on behalf of the Company, other than liabilities arising from willful misconduct of a culpable nature. The Company is not required to indemnify under the agreement for (i) actions initiated by the director without the authorization of consent of the board of directors; (ii) actions initiated to enforce the indemnification agreement unless the director is successful; (iii) actions resulting from violations of Section 16 of the Exchange Act in which a final judgment has been rendered against the director; and (iv) actions to enforce any non-compete or non-disclosure provisions of any agreement.

The indemnification provided for above provides for reimbursement of all losses of the indemnified party including, expenses, judgment, fines and amounts paid in settlement. The right to indemnification set forth above includes the right for us to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition in certain circumstances.

The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

We have agreed to indemnify the underwriters and their controlling persons, and the underwriters have agreed to indemnify us and our controlling persons, against certain liabilities, including liabilities under the Securities Act. Reference is made to the Underwriting Agreement filed as part of the exhibits hereto.

See Item 17 for information regarding our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws.

Item 15.	Recent Sales of Unregistered Securities

During the past three years, the registrant has issued and sold the following securities that were not registered under the Securities Act, as amended. Unless expressly provided otherwise, amounts have been adjusted to reflect the 2-for-1 stock split of our common stock to be effective prior to the completion of this offering.

1. In December 2005, in connection with its initial incorporation, Gulfstream International Group, Inc., issued an aggregate of 350,000 shares of our common stock to 15 founding stockholders. These shares were issued for a purchase price of $0.20 per share for an aggregate purchase price of $70,000.

2. In March 2006, Gulfstream International Group, Inc. issued a total of 1,640,000 shares of our common stock, at a purchase price of $5.00 per share, to 136 accredited investors for an aggregate cash consideration of $8.2 million.

3. In March 2006, Gulfstream International Group, Inc. issued a total of 3,320 units at a purchase price of $1,000 per unit to 23 investors, for an aggregate cash consideration of $3.32 million. Each unit consisted of (1) a 12% subordinated debenture in the principal amount of $1,000 due March 14, 2009, and (2) a warrant to purchase 14 shares of common stock at an exercise price of $5.00 per share, exercisable at the option of the holder for a period of five years.

4. In September and October 2006, we issued 39,460 shares of common stock to nine of our executives at $5.00 per share for an aggregate of $197,300.

5. In May 2006, we issued options to purchase 104,324 shares of our common stock to David Hackett, our Chief Executive Officer, at an exercise price of $5.00 per share.

6. In January 2007, we issued stock options to purchase an aggregate of 106,000 shares of our common stock, to certain of our officers and directors under our stock incentive plan, at an exercise price of $5.00 per share.

7. In April 2007, we issued 10,000 shares of our common stock to Thomas A. McFall, the Chairman of our board of directors for an aggregate purchase price of $50,000.

The issuances described above in this Item 15 were deemed exempt from registration under the Securities Act in reliance on either (1) Section 4(2) of the Securities Act or Regulation D promulgated under the

Securities Act as transactions by an issuer not involving any public offering, or (2) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer. No underwriters were employed in any of the above transactions.

The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the registrant.

Item 16.	Exhibits and Financial Statements Schedules

(a) See Exhibit Index, which is incorporated by reference herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lauderdale, State of Florida, on the 6th day of November, 2007.

GULFSTREAM INTERNATIONAL GROUP, INC.

By:	/s/ David F. Hackett
David F. Hackett
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Thomas A. McFall Thomas A. McFall	Chairman of the Board of Directors	November 6, 2007

/s/ David F. Hackett David F. Hackett	Chief Executive Officer and Director (Principal Executive Officer)	November 6, 2007

Daniel H. Abramowitz	Director

/s/ Douglas E. Hailey Douglas E. Hailey	Director	November 6, 2007

/s/ Richard R. Schreiber Richard R. Schreiber	Director	November 6, 2007

Gary Arnold	Director

Barry Lutin	Director

/s/ Robert M. Brown Robert M. Brown	Chief Financial Officer (Principal Financial and Accounting Officer)	November 6, 2007

EXHIBIT INDEX

Exhibit
No.		Description

1	.1*	Form of Underwriting Agreement
3.1		Certificate of Incorporation of the Registrant as currently in effect
3	.2*	Amendment to Certificate of Incorporation
3	.3**	Bylaws of the Registrant as currently in effect
4	.1*	Specimen Stock Certificate
4	.2**	Form of Subordinated Debenture
5	.1*	Opinion of Bryan Cave LLP
10	.1**	Management Services Agreement, dated March 14, 2006, between Weatherly Group, LLC, and the Registrant
10	.2**	Lease Agreement dated August 1, 2005, by and between Gulfstream Training Academy, Inc. and EYW Holdings, Inc., as amended by First Amendment thereto dated as of April 17, 2006
10	.3**	Lease Agreement dated August 1, 2005, by and between Gulfstream International Airlines, Inc. and EYW Holdings, Inc., as amended by First Amendment thereto dated as of March 22, 2006
10	.4†	Code Share And Regulatory Cooperation Agreement dated as of April 21, 2003 and as thereafter amended, by and between United Air Lines, Inc. and Gulfstream International Airlines, Inc.
10	.5†	Passenger Prorate Agreement dated as of October 1, 2006 and as thereafter amended, by and between United Air Lines, Inc. and Gulfstream International Airlines, Inc.
10	.6†	Codeshare Agreement dated as of February 11, 2000 and as thereafter amended, by and between Northwest Airlines, Inc. and Gulfstream International Airlines, Inc.
10	.7†	Codeshare Agreement dated as of July 1, 2005, by and between Compania Panamenia De Aviacion, S.A. and Gulfstream International Airlines, Inc.
10	.8†	Amended and Restated Alliance Agreement dated December 30, 1999 and as thereafter amended, by and between Continental Airlines, Inc. and Gulfstream International Airlines, Inc.
10	.9†	Form of Lease Agreement dated August 3, 2003 between Raytheon Aircraft Credit Corporation and Gulfstream International Airlines, Inc., as amended by Amendment Number One dated May 23, 2005 and Amendment dated August 2, 2005
10	.10†	Subcontract Agreement effective as of April 1, 2006 and as thereafter amended, by and between Gulfstream International Airlines, Inc. and Computer Sciences Corporation.
10	.11**	Business Lease Agreement dated May 14, 1999 between Richard Bulow and Gulfstream International Airlines, Inc., as amended by Amendment dated June 21, 2004.
10	.12†	Form of Used Beechcraft 1900D Airliner Operating Lease Agreement dated June 8, 2006 between CSC Applied Technologies LLC and Gulfstream International Airlines, Inc., as amended by Consultant Agreement Modification dated July 20, 2006
10	.13**	Lease Agreement dated as of July 20, 2000 between Miami-Dade County, Florida and Gulfstream International Airlines, Inc.
10	.14**	Building Lease dated June 1, 2004 between Broward County and Gulfstream International Airlines, Inc.
10	.15**	Lease Agreement dated as of June 18, 2002, by and between Blount Realty Partners, Ltd. and Gulfstream International Airlines, Inc.
10	.16†	Form of Aircraft Lease Agreement dated as of October 28, 2004 between Gulfstream International Airlines, Inc. and Mesa Airlines Inc.
10.17		Lease dated August 1, 2006 between CSC Applied Technologies, LLC and Gulfstream International Airlines, Inc.
10	.18†	Agreement dated March 1, 2007 between Pratt & Whitney Canada Corp. and Gulfstream International Airlines, Inc.
10	.19**	Services Agreement dated August 8, 2003 and amended March 14, 2006 between Gulfstream International Airlines, Inc. and Gulfstream Air Charter, Inc.

Exhibit
No.		Description

10	.20**	Agreement dated June 13, 2006 between Gulfstream International Airlines, Inc. and the Airline Division of The International Brotherhood of Teamsters Representing the Pilots of Gulfstream International Airlines, Inc.
10	.21**	Loan Agreement dated August 15, 2006 between Wachovia Bank, National Association and Gulfstream International Airlines, Inc.
10	.22**	Loan Agreement dated as of December 29, 2005 between Gulfstream International Airlines, Inc., and Irwin Union Bank and Trust Company.
10	.23**	Gulfstream Acquisition Group, Inc. (predecessor to Gulfstream International Group, Inc.) Stock Incentive Plan
10	.24**	Form of Stock Option Agreement under Gulfstream Acquisition Group, Inc. (predecessor to Gulfstream International Group, Inc.) Stock Incentive Plan
10	.25**	Employment Agreement dated March 14, 2006 between Thomas L. Cooper and Gulfstream International Airlines, Inc.
10	.26**	Employment Agreement dated March 14, 2006 between David F. Hackett and Gulfstream International Airlines, Inc.
10	.27**	Employment Agreement dated August 7, 2003 between Thomas P. Cooper and Gulfstream International Airlines, Inc.
10	.28**	Employment Agreement dated April 6, 2006 between Paul Stagias and Gulfstream Training Academy, Inc.
10	.29*	Form of Indemnification Agreement between the Registrant and each of its Directors and Officers
10	.30**	Form of Warrant issued in connection with the acquisition of Gulfstream International Airlines and Gulfstream Flight Academy
10.31		Amended and Restated Common Stock Purchase Warrant dated March 14, 2006 issued by Gulfstream International Airlines, Inc. to Continental Airlines, Inc.
10	.32*	Form of Warrant issued to the Underwriters
11.1		Statement re computation of per share earnings
21	.1**	List of Subsidiaries of the Registrant
23.1		Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
23	.2*	Consent of Bryan Cave LLP (included in the opinion filed as Exhibit 5.1)
24	.1*	Powers of Attorney

*	To be filed by amendment to this registration statement

**	Previously filed.

†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.